Exhibit 99.2

FOR IMMEDIATE RELEASE

Assisted Living Concepts, Inc. Announces Purchase of 12 Residences

MENOMONEE FALLS, WISCONSIN June 18, 2012

Assisted Living Concepts, Inc. (“ALC”) (NYSE:ALC) reported that on Friday, June 15, it signed and closed on an agreement (the “Agreement”) with Ventas Realty, Limited Partnership (“Ventas Realty”) and MLD Delaware Trust (“MLD”) to purchase 12 residences consisting of 696 units for a purchase price of $97 million plus $3 million for a litigation settlement fee plus Ventas’s expenses in connection with the litigation. The residences, five located in Georgia, four in South Carolina and one in each of Florida, Alabama and Pennsylvania were previously operated by ALC under master lease agreements with Ventas Realty and MLD (together the “Master Leases”). The transaction was funded with borrowings available under ALC’s $125 million revolving credit agreement.

As part of the Agreement, Ventas Realty, MLD and ALC have agreed to a mutual release of all present and future claims related to the Master Leases as well as those set forth in the complaint and amended complaint filed in Ventas Realty, Limited Partnership v. ALC CVMA, LLC, et al., 12-cv-03107, in the United States District Court for the Northern District of Illinois.

ALC will no longer be obligated under the Master Leases which provided for cash rent payments of $6.4 million and $1.6 million for the year ended December 31, 2011 and the quarter ended March 31, 2012, respectively. Interest on borrowings under ALC’s Revolver is expected to be at a rate of LIBOR plus 3.00%. Assuming a consistent LIBOR rate, annual pre-tax cash savings in

2011 would have been approximately $3.2 million. ALC is in the process of determining other accounting implications related to this transaction.

“We are pleased to reach a mutually satisfactory arrangement with Ventas and to have acquired these 12 residences. While we have had some recent regulatory challenges at several of these properties, we are taking actions to address these challenges and to enhance their quality,” commented ALC President and CEO Charles H. “Chip” Roadman II, M.D. “The addition of these 12 residences increases our percentage of owned properties to 82.0%.”

About Us

Assisted Living Concepts, Inc. and its subsidiaries operate 211 senior living residences comprising 9,325 units in 20 states. ALC’s senior living residences typically consist of 40 to 60 units and offer a supportive, home-like setting.

Forward-looking Statements

Statements contained in this release other than statements of historical fact, including statements regarding anticipated financial performance, business strategy and management’s plans and objectives for future operations, including management’s expectations about improving occupancy and private pay mix, are forward-looking statements. Forward-looking statements generally include words such as “expect,” “project,” “point toward,” “intend,” “will,” “indicate,” “anticipate,” “believe,” “estimate,” “plan,” “strategy” or “objective.” Forward- looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied. In addition to the risks and uncertainties referred to in the release, other risks and uncertainties are contained in ALC’s filings with United States Securities and Exchange Commission and include, but are not limited to, the following: changes in the health care industry in general and the senior housing industry in particular because of governmental and economic influences; changes in general economic conditions, including changes in housing markets, unemployment rates and the availability of credit at reasonable rates; changes in regulations governing the industry and ALC’s compliance with such regulations; changes in government funding levels for health care services; resident care litigation, including exposure for punitive damage claims and increased insurance costs, and other claims asserted against ALC; ALC’s ability to maintain and increase census levels; ALC’s ability to attract and retain qualified personnel; the availability and terms of capital to fund acquisitions, dividends, debt obligations and ALC’s capital expenditures; changes in competition; and demographic changes. Given these risks and uncertainties, readers are cautioned not to place undue reliance on ALC’s forward-looking statements. All forward-looking statements contained in this report are necessarily estimates reflecting the best judgment of the party making such statements based upon current information. ALC assumes no obligation to update any forward-looking statement.

For further information, contact:

Assisted Living Concepts, Inc.

John Buono

Sr. Vice President, Chief Financial Officer and Treasurer

Phone: (262) 257-8999

Fax: (262) 251-7562

Email: jbuono@alcco.com

Visit ALC’s Website @ www.alcco.com

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